Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact          Media Contact
Jason Secore        Tracie Gliozzi
Shane Rourke    (412) 992-2525
(412) 315-2984    Tracie.Gliozzi@arconic.com

Arconic Announces $200 Million of Actions to Mitigate COVID-19 Impact

PITTSBURGH, PA – April 8, 2020 – Arconic Corporation (NYSE: ARNC) announced today that its Board of Directors approved several measures to further mitigate COVID-19 impacts on the Company.

Chief Executive Officer Tim Myers said, “Arconic was launched with a strong balance sheet and capital structure. Additionally, we have built tremendous momentum through 2019 and into this year by driving improved operational and financial performance. However, as COVID-19 continues to escalate throughout the world, we are taking aggressive actions to increase the safety of our employees, respond to decreasing demand, and preserve the financial strength of our business.”

The Company is implementing mitigating actions effective immediately that are estimated to reduce operating costs by approximately $150 million on an annualized run-rate basis. These actions as well capital reductions of $50 million will improve the Company’s financial profile by approximately $200 million. The following actions will be in effect until market conditions warrant:

•	The CEO’s salary and the Board of Directors’ annual cash retainer will be reduced by 30%.

•	Senior-level management will incur a 20% salary reduction and all other salaried employees will incur a 10% salary reduction.

•	The salaried workforce will be restructured targeting a 10% reduction.

•	Adjusting to our customers’ reduced requirements, our Tennessee and New York facilities have been idled until demand returns.

•
All other US-based rolling and extrusion facilities will decrease production and operate with a reduced labor force through shortened work weeks, shift reductions, layoffs, and the elimination of temporary workers and contractors.

•	All rolling mill facilities in Europe, China and Russia will modify schedules, adjust work hours, lower costs, and delay raises.

•	The 401K match program will be suspended for salaried employees.

•	Capital expenditures will be reduced by approximately $50 million or approximately 30%.

“The Board supports management’s plan to swiftly and actively mitigate the impact from COVID-19,” said Frederick “Fritz” Henderson, Chairman of the Board. “We are taking these actions as well as others as necessary to preserve our financial strength for the long-term benefit of all of our key stakeholders,” he added.

Mr. Myers said, “Arconic employees have strong values that have been proven time and again, and their safety is our highest priority. We are heightening measures at all of our locations to maintain strict hygiene, increase social distancing, and enable employees to work remotely where possible.” He added,

“I am confident we will overcome present challenges to achieve sustainability and industry-leading growth well into the future.”

About Arconic Corporation

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, industrial, packaging and building and construction markets. For more information, visit www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic Corporation’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to customer demand; statements and guidance regarding future financial results or operating performance; reduction in operating costs and capital expenditures; statements regarding future actions to mitigate the impact of COVID-19; and statements about Arconic Corporation’s strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic Corporation’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic Corporation believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties, include, but are not limited to: (a) the possible impacts and our preparedness to respond to implications of COVID-19 and (b) the other risk factors summarized in Arconic Corporation’s Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic Corporation on its website or otherwise. Arconic Corporation disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.